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                                      PACIFICORP
                            1998 RESTRICTED STOCK PROGRAM


OBJECTIVE

To provide recognition and rewards over the long term to PacifiCorp officers who:

- Contribute to the accomplishment of a strong total return performance for PacifiCorp relative to peer companies, and

- Drive the organizations for which they are responsible to "Best-in-Class" levels of performance.

- Achieve long term strategic goals and objectives.



GOVERNING PLAN

The 1998 Executive Restricted Stock Program (Program) has been created under the shareholder-approved 1996 PacifiCorp Stock Incentive Plan.


ELIGIBILITY

Executive officers of PacifiCorp are eligible to participate in the Program. Other key management employees may be eligible to participate if they are nominated by the CEO and approved by the PacifiCorp Board Personnel Committee.


RESTRICTED SHARES POOL

A pool of restricted shares will be determined considering three factors. One factor is the competitive level of restricted stock awards for each eligible participant. These individual restricted stock awards will be summed together and then adjusted by the second and third factors as described below. The competitive level of restricted stock will be derived by taking the total competitive long-term incentive award and reducing this by the targeted value of stock option grants to be provided to the eligible participant.

The second factor is PacifiCorp's performance relative to a peer group of companies. The peer companies shall be defined as Standard and Poor's 500 Utilities - Electric Companies. PacifiCorp's three-year (1996-1998) total shareholder return (stock price plus dividends) will be compared to the peer group's total shareholder return performance for the same three-year period to determine PacifiCorp's percentile ranking and the corresponding TSR Pool Adjustment Factor using the following:

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

         PacifiCorp's                      TSR Pool
           Percentile                    Adjustment
                 Rank                        Factor
        -------------                   -----------
              Highest                          200%
                 90th                          175%
                 75th                          150%
                 60th                          125%
                 50th                          100%
                 40th                           50%
                 30th                           25%
       Less Than 30th                            0%


The third factor is a subjective assessment to be made by the Board Personnel Committee or a subgroup of this Committee which will assess PacifiCorp's actual performance against the approved strategic objectives. The Committee will assign a Subjective Pool Adjustment Factor of 0-200%.

The Restricted Share Pool will be calculated using the following formula:


 Sum of Each            [  (75% x TSR               (25% X Subjective  ]        Restricted
 Participant's      x        Pool Adjustment   +      Pool Adjustment      =    Shares
 Competitive                 Factor                   Factor                    Pool
 Restricted Stock
 Award


POOL ALLOCATION

For restricted stock awards to be granted in February 1999, the CEO will subjectively assess each eligible participant's performance (with the exception of the CEO) and develop a recommended allocation from the Restricted Shares Pool. The CEO's evaluation of individual performance for the period will include consideration of the following performance criteria:

- Actions taken to position the participant's responsibility area to become "Best-in-Class".

- Contributions made to changing the Company's business practices to improve productivity, customer service, quality, and the employee.


In the case of officers who are not direct reports to the CEO, the CEO may consult with his direct reports prior to making his performance assessment.

Following this assessment, the CEO will prepare recommendations to the PacifiCorp Board Personnel Committee regarding the size of each eligible participant's restricted stock grant. The Personnel Committee will evaluate this recommendation and take action as appropriate.

With regard to the CEO's restricted stock award, the CEO's competitive award level will be adjusted in the same manner as described above, considering TSR and subjective performance. The Board Personnel Committee may then adjust this award as appropriate considering individual performance. The Committee will recommend the award to the Board for approval.

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In future years, beginning in February 2000, the performance assessment by the CEO will focus on specific "Best-in-Class" performance measures as established for each participant.

RESTRICTED STOCK AGREEMENT

Each eligible participant will be asked to enter into an agreement with the Company. This agreement will govern the provisions of the restricted stock award once granted. These provisions are summarized below:

     VESTING REQUIREMENT

     The full details of vesting will be defined in a Restricted Stock Agreement with each eligible participant. The following summarizes the key vesting provisions:


     - Restricted shares will vest at 25% per year beginning one year from the anniversary date of the grant.

     - Upon termination for any reason except death, permanent disability and normal retirement, the unvested portions of grants are forfeited.

     - At the time of death or permanent disability, all restrictions on unvested shares will lapse.

     - All restrictions will lapse on the January 1 following the year of the employee's normal retirement.

     - All restrictions will lapse on the January 1 following the year of an involuntary termination of employment within two years following a change-in-control (as defined in the Restricted Stock Agreement.)

     - The participant shall forfeit shares otherwise vesting in a calendar year if the participant does not meet the ownership or purchase requirements set forth below and further detailed in the Restricted Stock Agreement.



     OWNERSHIP AND PURCHASE REQUIREMENTS

     Each participant will be assigned a target PacifiCorp stock ownership guideline which will range from 1.5 to 4 times the participant's January 1 annualized base salary as identified in the Restricted Stock Agreement. Until this ownership requirement is met, the participant must meet an annual net purchase requirement equal to 10% of January 1 annualized base salary, except for the Chief Executive Officer whose requirement is 15%. This purchase requirement is satisfied by all shares purchased by the executive, including: 401(k) deferrals in the PacifiCorp Stock Account; direct purchases; dividend reinvestment; and salary or bonus deferrals in the Stock Account under the Compensation Reduction Plan.

     The ownership requirement is satisfied by all shares owned including: restricted shares (vested and unvested); 401(k) shares; ESOP shares; shares owned in the Compensation Reduction Plan; and all other share ownership.

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     Exceptions to meet the annual purchase requirement may be granted in some hardship situations if approved by the CEO or Board Personnel Committee. The Committee must approve the hardship request if the holdings are less than the minimum guideline. The CEO may approve if holdings are between minimum and target.

     As previously stated, any participant who does not meet the ownership and the annual purchase requirement for the year will forfeit all shares which would otherwise vest based upon these actions being taken in that year.


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